Exhibit 99.2

PropTech Investment Corporation II Announces Closing of Upsized $230,000,000 Initial Public Offering

New York, NY, Dec. 8, 2020 (GLOBE NEWSWIRE) --  PropTech Investment Corporation II (NASDAQ: PTICU) (the “Company”) announced today that it closed its upsized initial public offering of 23,000,000 units at $10.00 per unit, including 3,000,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000.

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”) and commenced trading under the ticker symbol “PTICU” on December 4, 2020. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable and will trade.  Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PTIC” and “PTICW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to concentrate its efforts in identifying high quality business that provide technological innovation to the real estate industry, or PropTech. The Company is led by Co-Chief Executive Officers Thomas D. Hennessy and M. Joseph Beck.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. Northland Capital Markets acted as lead manager.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $230,000,000 (or $10.00 per unit sold in the public offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of December 8, 2020 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission on December 3, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Cody Slach, Matt Glover

Gateway

(949) 574-3860

PTIC@gatewayir.com